Exhibit 4.01

ADESTO TECHNOLOGIES CORPORATION

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

	5.4.	Employment Agreement	20

	5.5	Milestone Achievement	20

	5.6	Technology License Option	20

	5.7	Right to Participate	20

	5.8	Termination of Covenants	23

6.	Miscellaneous		24

	6.1.	Transfers, Successors and Assigns	24

	6.2.	Governing Law	24

	6.3.	Counterparts	24

	6.4.	Titles and Subtitles	24

	6.5.	Notices	24

	6.6.	Costs of Enforcement	24

	6.7.	Amendments and Waivers	24

	6.8.	Severability	25

	6.9.	Aggregation of Stock	25

	6.10.	Entire Agreement	25

	6.11.	Transfers of Rights	25

	6.12.	Dispute Resolution	26

	6.13.	Delays or Omissions	26

	6.14.	Further Assurances	26

Schedule A		- Schedule of Investors

ADESTO TECHNOLOGIES CORPORATION

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 19th day of August 2013 by and among Adesto Technologies Corporation, a California corporation (the “Company”), and each of the investors listed on Schedule A hereto (each, an “Investor,” and collectively, the “Investors”).

RECITALS

WHEREAS, certain of the Investors are holders of outstanding shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) issued by the Company pursuant to that certain Series A Preferred Stock Purchase Agreement dated as of February 21, 2007 (the “Prior Series A Investors”);

WHEREAS, certain of the Investors are holders of outstanding shares of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”) issued by the Company pursuant to that certain Series B Preferred Stock Purchase Agreement dated as of August 19, 2009 and that certain Series B Preferred Stock Purchase Agreement dated as of May 27, 2010 (the “Prior Series B Investors”);

WHEREAS, certain of the Investors are holders of outstanding shares of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”) issued by the Company pursuant to that certain Series C Preferred Stock Purchase Agreement dated as of July 6, 2011 (the “Prior Series C Investors” and, together with the Prior Series B Investors and the Prior Series A Investors, the “Prior Investors”);

WHEREAS, certain of the Investors are holders of outstanding shares of the Company’s Series D Preferred Stock (the “Series D Preferred Stock”) issued by the Company pursuant to that certain Series D Preferred Stock Purchase Agreement dated as of August 8, 2012 (the “Prior Series D Investors” and, together with the Prior Series C Investors, the Prior Series B Investors and the Prior Series A Investors, the “Prior Investors”);

WHEREAS, the Prior Investors have been granted certain rights to cause the Company to register shares of its Common Stock issuable to the Prior Investors, to receive certain information from the Company, to participate in future equity offerings by the Company and certain other matters pursuant to that certain Third Amended and Restated Investors’ Rights Agreement by and among the Company and the Prior Investors dated as of August 8, 2013 (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors (the “New Investors”) are parties to that certain Series E Preferred Stock Purchase Agreement dated as of even date herewith, as such may be amended from time to time (the “Series E Purchase Agreement”), pursuant to which such Investors are purchasing shares of Series E Preferred Stock of the Company (the “Series E Preferred Stock”) and converting outstanding promissory notes issued by the Company into shares of Series D-1 Preferred Stock of the Company (the “Series D-1 Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the “Preferred Stock”);

WHEREAS, the obligations of the Company and the New Investors under the Series E Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investors and the Company, and the Prior Investors and the Company desire to amend, restate and replace their rights and obligations under the Prior Agreement with the rights and obligations set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement:

1.1. The term “Affiliate” shall mean with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

1.2. The term “Board” shall mean the Board of Directors of the Company.

1.3. The term “Common Stock” shall mean shares of the Company’s common stock.

1.4. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5. The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6. The term “GAAP” shall mean generally accepted accounting principles.

1.7. The term “Holder” shall mean any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.12 hereof.

1.8. The Term “Immediate Family Member” shall mean a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

1.9. The term “Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

1.10. The term “IPO” means the Company’s first underwritten public offering of its Common Stock to the general public that is effected pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act.

1.11. The term “Major Investor” means, any Investor that, collectively with such Investor’s Affiliates, holds at least five million (5,000,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares).

1.12. The term “New Securities” shall mean equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities; provided, however, that the term “New Securities” does not include any of the following (collectively, the “Excluded Securities”): (i) shares of Common Stock issued or deemed issued as a dividend or distribution on the Preferred Stock; (ii) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock; (iii) shares of Common Stock or Preferred Stock issued or deemed issued to officers, employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; (iv) shares of Common Stock or convertible securities actually issued upon the exercise of options or shares of Common Stock actually issued upon the conversion or exchange of convertible securities, in each case provided such issuance is pursuant to the terms of such option or convertible security; (v) shares of Common Stock or Preferred Stock issued or issuable in connection with strategic alliances or commercial relationships approved by the Board; (vi) shares of Common Stock or Preferred Stock issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board; (vii) shares of Common Stock issued or issuable pursuant to a Qualifying Public Offering (as defined below); (viii) shares of Common Stock or Preferred Stock issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided, that such issuances are approved by the Board; (ix) shares of Series E Preferred Stock issued and sold pursuant to the Series E Purchase Agreement and the Common Stock issuable upon conversion thereof; (x) shares of Series A Preferred Stock and Series B Preferred Stock, and the Common Stock issuable upon conversion of such Series A Preferred Stock and Series B Preferred Stock, issuable upon the exercise of those certain warrants issued to ATEL Ventures, Inc. to purchase up to an aggregate of 178,571 shares of Series A Preferred Stock and 243,506 shares of Series B Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares) (collectively, the “ATEL Warrants”); (xi) shares of Series C Preferred Stock and the Common Stock issuable upon conversion of such Series C Preferred Stock, issuable upon the exercise of that certain warrant issued to Altis Semiconductor to purchase up to an aggregate of 2,857,143 shares of Series C Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares) (the “Altis Warrant”); and (xii) shares of Common Stock or rights or warrants to purchase shares of Common Stock and the Common Stock issuable upon exercise of such rights or warrants issued or issuable to Axon Technologies Corporation pursuant to the terms of that certain Technology License Agreement by and between the Company and Axon Technologies Corporation dated as of January 15, 2007 as such may be amended from time to time.

1.13. The term “Qualifying Public Offering” shall mean a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act in which gross proceeds received by the Corporation shall be at least thirty million dollars ($30,000,000).

1.14. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.15. The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock issued or issuable upon conversion of any capital stock of the Company now held by the Investors or acquired by the Investors after the date hereof; (iii) any Common Stock issued, or Common Stock issuable or issued upon conversion of Preferred Stock issued, in a transaction that is excluded from the definition of New Securities if the Board, including a majority of the Preferred Director(s) then serving on the Board, determines that such shares should receive registration rights under Section 2.2 hereof; (iv) the Common Stock issued or issuable upon exercise of the warrants issued to Axon Technologies Corporation pursuant to the terms of that certain Technology License Agreement by and between the Company and Axon Technologies Corporation dated as of January 15, 2007, as such may be amended from time to time; (v) the Common Stock issued or issuable (the “ATEL Common Shares”) upon conversion of up to 178,571 shares of Series A Preferred Stock and up to 243,506 shares of Series B Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares) issuable upon exercise of the ATEL Warrants; (vi) the Common Stock issued or issuable (the “Altis Common Shares”) upon conversion of up to 2,857,143 shares of Series C Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares) issuable upon exercise of the Altis Warrant; (vii) the Common Stock issued or issuable (the “Opus Common Shares”) upon conversion of shares of Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares) issuable upon exercise of warrants issued by the Company to Opus Bank; and (viii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or upon conversion of, in exchange for, or in replacement of, the shares referenced in clauses (i) through (vii), inclusive, above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 2 hereof are not duly assigned or any shares for which registration rights have terminated pursuant to Section 2.15 of this Agreement.

1.16. The term “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock which are then outstanding, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are Registrable Securities or are securities that are convertible into or exercisable for securities that are Registrable Securities.

1.17. The term “Restated Articles” has the meaning set forth in the Series E Purchase Agreement.

1.18. The term “SEC” means the Securities and Exchange Commission.

1.19. The term “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act (or any similar or successor rule).

1.20. The term “SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act (or any similar or successor rule).

1.21. The term “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act (or any similar or successor rule).

1.22. The term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.23. The term “Preferred Directors” means director(s) of the Company elected by the holders of the Preferred Stock, exclusively and as a separate class, pursuant to the Fifth Amended and Restated Voting Agreement of even date herewith, by and among the Company, the Investors and the shareholders of the Company listed on Schedule A attached thereto (the “Voting Agreement”).

1.24. The term “Violation” means, with respect to a registration statement filed pursuant to Sections 2.1, 2.2 or 2.11 hereof, losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

2. Registration Rights. The Company covenants and agrees as follows:

2.1. Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities representing either an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than five million dollars ($5,000,000) or at least twenty percent (20%) of all Registrable Securities then outstanding, then the Company shall:

(i) within twenty (20) days of the receipt thereof, give written notice of such request to all Holders;

(ii) as soon as reasonably practicable, and in any event within sixty (60) days of the receipt of such request, file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 2.1(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 6.5; and

(iii) use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable but in no event later than ninety (90) days after such request.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.1(a) and the Company shall include such information in the written notice referred to in subsection 2.1(a). The underwriter will be selected by the Company, which underwriter shall be reasonably acceptable to a majority in interest of the Holders whose Registrable Securities are to be included in the underwriting. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration

(i) pursuant to this Section 2.1:

(A) If the Company receives the request for registration six (6) months or less before the expected date of filing of the registration statement for the Company’s IPO;

(B) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

(C) After the Company has effected two (2) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(D) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.11 below; or

(E) If the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act; or

(ii) pursuant to any other provision of this Agreement:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

(B) If the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act.

(d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its shareholders for such registration statement to be filed and become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action would be materially detrimental to the Company and its shareholders, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

A registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Investors after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 2.5). A registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, less than all of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.2. Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than registration statements relating to registrations made pursuant to Sections 2.1 or 2.11 hereof, a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 2.7, use its reasonably best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

2.3. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, such one hundred twenty-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company or, such shorter period of time, if the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(c) promptly notify the Holders of the effectiveness of such registration statement and furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) following the effective date of such registration statement, notify the Holders of any request by the SEC that the Company amend or supplement such registration statement, or the associated prospectus;

(e) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such obligation to continue for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(h) cause all such Registrable Securities registered pursuant to this Agreement hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed;

(i) make generally available to its security holders, and to deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period;

(j) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(k) use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

2.4. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.5. Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed Forty Thousand Dollars ($40,000), of one (1) counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 2.1; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

2.6. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2 hereof for each Holder (which right may be assigned as provided in Section 2.12 hereof), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements, not to exceed Forty Thousand Dollars ($40,000) of one (1) counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

2.7. Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the

Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other shareholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty-three percent (33%) of the total amount of securities included in such offering, unless such offering is the Company’s IPO in which case the selling Holders may be excluded beyond this amount if the underwriters make the determination described above and no other shareholder’s securities are included in such offering or (ii) notwithstanding (i) above, any Registrable Securities described in Section 1.15(i)-(ii) be excluded from such underwriting unless all Registrable Securities described in Section 1.15(iii) are first excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, shareholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder”, and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

2.8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this subsection 2.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if there may be one or more legal defenses available to such indemnified party or parties that are different from or additional to those available to the indemnifying party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided however, that, in any such case, (I) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder’s liability pursuant to this subsection 2.9(d), when combined with the amounts paid or payable by such holder pursuant to subsection 2.9(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of willful fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and shall survive the termination of this Agreement.

2.10. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) voluntarily register its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their

Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.11. Form S-3 Registration. In case the Company shall receive from Holders of at least forty percent (40%) of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11: (1) if Form S-3 is not then available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than one million dollars ($1,000,000); (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 Registration to be filed in the near future, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right more than once in any twelve-month period; and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety-day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (4) if the Company has, within the twelve-month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.11; (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (6) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 2.2 hereof.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered under this Section 2.11 as soon as reasonably practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with registrations requested pursuant to Section 2.11, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders, not to exceed Forty Thousand Dollars ($40,000) for each of such registration, and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

(d) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.11 and the Company shall include such information in the written notice referred to in subsection 2.11(a). The provisions of subsection 2.1(b) shall be applicable to such request (with the substitution of Section 2.11 for references to Section 2.1).

2.12. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) acquires at least twenty percent (20%) of the number of shares of Registrable Securities that such Holder purchases pursuant to the Purchase Agreement (as adjusted for stock splits, stock dividends, combinations and other recapitalizations), provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by, and subject to, the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferee or assignee (i) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (ii) that is an Affiliate of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, (iii) who is a Holder’s Immediate Family Member, or (iv) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, shall be aggregated together and with those of the assigning Holder; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2.12 with respect to the Registrable Securities of any selling Holder that such Holder furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

2.13. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such holder or prospective holder.

2.14. “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (the “Lock-Up Period”) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The Lock-Up Period shall not exceed one hundred eighty (180) days, provided, however, that for the purpose of allowing the underwriters in the Company’s IPO to comply with NASD Rule 2711(f)(4), if (a) during the last seventeen (17) days of the Lock-Up Period the Company releases earnings results or material news or a material event relating to the Company occurs, or (b) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen-day period beginning on the last day of the Lock-Up Period, then in each such case, the Lock-Up Period may be extended past one hundred eighty (180) days until the expiration of the eighteen-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable. The foregoing provisions of this Section 2.14 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of this Section 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s IPO that are consistent with this Section 2.14 or that are necessary to give further effect thereto within any reasonable timeframe so requested.

(b) For purposes of this Section 2.14, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(c) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 2.14):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF 180 DAYS OR MORE AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE INITIAL PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.15. Termination of Registration Rights.

(a) No Holder shall be entitled to exercise any right provided for in this Section 2 after seven (7) years following the consummation of the IPO.

(b) The rights set forth in this Section 2 shall terminate as to any Holder, when the Registrable Securities held by such Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144(k).

3. Information, Observer and Inspection Rights.

3.1. Delivery of Financial Statements. The Company shall deliver to each Holder of at least 4,000,000 shares of Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), or the Common Stock issued upon conversion of such Preferred Stock (each an “Information Rights Holder”):

(a) as soon as reasonably practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an unaudited balance sheet as of the last day of such year, an unaudited statement of operations and an unaudited statement of cash flows for such year and, unless waived by the Board, within one hundred twenty (120) days after the end of each fiscal year, an audited balance sheet as of the last day of such year, an audited statement of operations and an audited statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto which may be required in accordance with GAAP;

(b) as soon as reasonably practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet and a statement of shareholder’s equity as of the end of such fiscal quarter;

(c) as soon as reasonably practicable, but in any event with forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto and number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Information Rights Holder to calculate its percentage equity ownership in the Company and certified by the Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct;

(d) as soon as reasonably practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement, an unaudited profit or loss statement; and

(e) as soon as reasonably practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(f) with respect to the financial statements called for in subsections (a), (b) and (d) of this Section 3.1, an instrument executed by the Chief Financial Officer and President or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, subject to year-end audit adjustments;

(g) If for any period the Company shall have any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(h) Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of the registration effecting the IPO; provided that the Company is actively employing its reasonable best efforts to cause such registration statement to become effective.

(i) Notwithstanding the foregoing, it is acknowledged and agreed that the information rights set forth in this Section 3.1 are not available to any Investor whose shares of Preferred Stock were mandatorily converted into Common Stock for failure to participate in an equity financing round of the Company in accordance with the terms of the Company’s Articles of Incorporation in effect at the time of such equity financing round.

3.2. Inspection. The Company shall permit each Information Rights Holder, at such Information Rights Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times and as may be reasonably requested by the Information Rights Holder; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information or that would adversely affect the attorney-client privilege between the Company and its counsel.

3.3. Assignment. The information, observer and inspection rights set forth in this Section 3 may not be assigned or transferred except that (i) such right is assignable by each Information Rights Holder to any Affiliate of such Information Rights Holder, and (ii) such right is assignable by any Information Rights Holder to any other Information Rights Holder.

3.4. Termination of Information and Inspection Covenants. The covenants set forth in Section 3.1 and Section 3.2 shall terminate as to Investors and be of no further force or effect immediately prior to (i) the consummation of a Qualifying Public Offering or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s then effective Articles of Incorporation, whichever event shall first occur.

3.5. Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective investor of any Registrable Securities from such Investor as long as such prospective investor agrees to be bound by the provisions of this Section 3.4, (c) to any Affiliate, financing source, partner, member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, or (d) as may otherwise be required by law, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure.

4. Right of First Offer.

4.1. Right of First Offer. Subject to the terms and conditions specified in this Section 4.1, and applicable securities laws, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to each Major Investor in accordance with the following provisions of this Section 4.1. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and Affiliates in such proportions as it deems appropriate.

(a) The Company shall deliver a notice (the “Offer Notice”), in accordance with the provisions of Section 6.5 hereof, to each of the Major Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification received by the Company, within fifteen (15) calendar days after mailing of the Offer Notice, each of the Major Investors may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Registrable Securities then held by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities and exercise in full of all outstanding options and warrants); provided, however, that such Major Investor shall have no right to purchase any such New Securities if such Investor cannot demonstrate to the Company’s reasonable satisfaction that such Investor is, at the time of the proposed issuance of such New Securities, an “accredited investor” as defined in Regulation D under the Securities Act. The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the fifteen (15) calendar-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Securities for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors which is equal to the proportion that the number of shares of Registrable Securities then held by such Fully-Exercising Investor bears to the total number of shares of Registrable Securities then held by all Fully-Exercising Investors who wish to purchase such unsubscribed shares.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in subsection 4.1(b) hereof, the Company may, during the sixty (60) day period following the expiration of the period provided in subsection 4.1(b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to any Excluded Securities.

(e) The right of first offer set forth in this Section 4.1 may not be assigned or transferred except that (i) such right is assignable by each Major Investor to any Affiliate of such Major Investor, and (ii) such right is assignable by any Major Investor to any other Major Investor. Notwithstanding the foregoing, it is acknowledged and agreed that the right of first offer set forth in this Section 4.1 shall not be available to any Investor whose shares of Preferred Stock were mandatorily converted into Common Stock for failure to participate in an equity financing round of the Company in accordance with the terms of the Company’s Articles of Incorporation in effect at the time of such equity financing round

(f) In lieu of complying with the provisions of this Section 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date of receipt of such notice to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage ownership position, calculated as set forth in subsection 4.1(b) prior to giving effect to the issuance of such New Securities. The closing of such sale shall occur within sixty (60) days of the date of notice to the Major Investors.

4.2. Termination. The provisions of this Section 4 shall terminate and be of no further force or effect immediately prior to (i) the consummation of a Qualifying Public Offering or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s then effective Articles of Incorporation, whichever event shall first occur.

5. Additional Covenants.

5.1. Insurance. The Company shall use its reasonable best efforts to maintain, from financially sound and reputable insurers, (i) Directors and Officers Errors and Omissions insurance in an amount reasonably satisfactory to the Board and (ii) term “key-person” insurance on Narbeh Derhacobian, in a minimum of $1,000,000 or an amount reasonably satisfactory to the Board, until such time as the Board determines that such insurance should be discontinued. The “key person” policy shall name the Company as loss payee and neither policy shall be cancelable by the Company without prior approval of the Board.

5.2. Employee Agreements. The Company will cause each person now or hereafter employed by it or any subsidiary (or engaged by the Company or any subsidiary as a consultant or independent contractor) with access to confidential information and/or trade secrets to enter into a non-disclosure and proprietary rights assignment agreement. In addition, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any above-referenced agreement or any restricted stock agreement between the Company and any employee without the approval of the Board.

5.3. Employee Vesting. Unless otherwise approved by the Board, all future employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company’s capital stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months and (ii) a 180-day lockup period in connection with the Company’s IPO. The Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and the right to repurchase unvested shares at cost.

5.4. Qualified Small Business Stock Status. In the event that the Company proposes to take an action or engage in a transaction that would reasonably be expected to result in the Shares no longer being “qualified small business stock” within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall notify the Investors and consult in good faith to devise a mutually agreeable and reasonable alternative course of action or transaction structure that would preserve such status. In addition, the Company shall submit to the Investors and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within ten (10) days after any Investor has delivered to the Company a written request therefor, the Company shall deliver to such Investor a written statement informing the Investor whether, in the Company’s good-faith judgment after a reasonable investigation, such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code, or would constitute “qualified small business stock,” if determination of whether stock constitutes “qualified small business stock” were made by taking into account the modifications set forth in Section 1045(b)(4) of the Code. The Company’s obligation to furnish a written statement pursuant to this Section 5.4 shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market.

5.5. Press Releases.

(a) Any press release issued by the Company in connection with its sale and issuance of Preferred Stock shall have received prior approval by the Board and the Company shall be responsible for any expenses incurred in connection with such press release.

(b) In the event a Company press release contains the name of Applied Ventures, LLC or its Affiliate, such press release shall have received approval from Applied Ventures, LLC prior to its issuance.

(c) The Company acknowledges that Serge Dassault (“M. Dassault”) or his affiliates, representatives or agents may be required to give or issue a notice or press release concerning M. Dassault’s investment in the Company in compliance with the applicable laws of France; provided, that any such notice or press release shall not contain the name of Applied Ventures, LLC or its Affiliate without the prior approval by Applied Ventures, LLC.

(d) The Company shall not issue a press release containing the name of Altera Corporation or any of its Affiliates without the prior written consent of Altera Corporation.

(e) The Company shall not issue a press release containing the name of Microchip Technology Incorporated or any of its Affiliates without the prior written consent of Microchip Technology Incorporated.

(f) In the event that Integrated Silicon Solution Inc. or any of its Affiliates becomes a party to this Agreement as an Investor, the Company shall not issue a press release containing the name of Integrated Silicon Solution Inc. or any of its Affiliates without the prior written consent of Integrated Silicon Solution Inc.

5.6. Military Contracts. The Company shall notify M. Dassault before entering into an agreement with a military institution. For the sake of clarity, the parties hereto acknowledge and agree that such notice obligation of the Company shall not provide M. Dassault with the right to approve or disapprove any such agreement with a military institution or the Company’s entering any such agreement.

5.7. Management Carve-Out Plan.

(a) Following the execution of this Agreement, the Company shall adopt a management carve-out plan (the “Carve-Out Plan”), as contemplated by the Restated Articles, for payments to certain service providers of the Company (the “Plan Participants”) upon a Deemed Liquidation Event (as defined in the Restated Articles). Such Carve-Out Plan shall contain the following material terms (the “Carve-Out Plan Terms”):

(i) Following payment in full of the Series E First Liquidation Preference (as defined in the Restated Articles) to holders of shares of Series E Preferred Stock, the aggregate amount to be paid to the Plan Participants under the Carve-Out Plan will be established in an amount equal to five percent (5%) (the “Carve-Out Percentage”) of the remaining proceeds from the Deemed Liquidation Event following the payment of the Series E First Liquidation Preference.

(ii) If the value of the Company in the Deemed Liquidation Event exceeds $300,000,000, but is equal to or less than $400,000,000, then the Carve-Out Percentage will increase to seven and one-half percent (7.5%) for the amount by which such value exceeds $300,000,000.

(iii) If the value of the Company in the Deemed Liquidation Event exceeds $4,000,000, then the Carve-Out Percentage will increase to seven and one-half percent (7.5%) for the amount by which such value exceeds $300,000,000 up to $400,000,000, and then the Carve-Out Percentage will increase to ten percent (10%) for the amount by which such value exceeds $400,000,000.

(b) Following the adoption and implementation of the Carve-Out Plan pursuant to Section 5.7(a), the Carve-Out Plan Terms set forth herein and therein may only be modified, rescinded or amended upon approval by the Board and holders of ninety percent (90%) of the outstanding shares of Series E Preferred Stock.

5.8. Termination of Certain Covenants. The covenants set forth in these Sections 5.1 through 5.7 shall terminate and be of no further force or effect upon (a) the consummation of a Qualifying Public Offering; (b) upon a Deemed Liquidation Event, as such term is defined in the Company’s then effective Amended and Restated Articles of Incorporation; and (c) the Company first becoming subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, whichever event shall first occur.

6. Miscellaneous.

6.1. Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2. Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of California, without regard to its principles of conflicts of laws.

6.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Mark A. Leahy, Esq. c/o Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, 94041, Facsimile: (650) 938-5200.

6.6. Costs of Enforcement. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

6.7. Amendments and Waivers. Except as provided in Section 5.7 above, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with and only with the written consent of the Company and the holders of a majority of the Registrable Securities then held by the Investors; provided, however, that none of the Registrable Securities held by Axon Technologies Corporation, ATEL Ventures, Inc., Altis Semiconductor or Opus Bank shall be included in any manner in the calculation set forth in this sentence; and provided further, however, that the Investors may not amend the Agreement in any manner that would cause the ATEL Common Shares, the Altis Common Shares or the Opus Common Shares to no longer be Registrable Securities hereunder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 6.7 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.8. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been herein.

6.9. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.10. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including, without limitation, the Prior Agreement, are expressly canceled.

6.11. Transfers of Rights. Each Investor hereto hereby agrees that it will not, and may, not assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor to (a) any person or entity to which Registrable Securities are transferred by such Investor, or (b) to any Affiliate of such Investor, and, in each case, such transferee shall be deemed an “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.

6.12. Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in San Jose, California, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Federal Arbitration Act, 9 U.S.C. §1 et seq, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of California or any court of the State of California having subject matter jurisdiction.

6.13. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents, and approvals, and effecting all necessary registrations and filings.

6.15. Lender Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of Opus

Bank, any of its Affiliates or any other lender in their capacity as lenders to the Company or any of its Affiliates pursuant to any agreement under which the Company or such Affiliate has borrowed money. Without limiting the generality of the foregoing, none of Opus Bank or any such other Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have any duty to consider (a) its status as a direct or indirect shareholder of the Company, (b) the interests of the Company or any of its Affiliates or (c) any duty it may have to any other direct or indirect shareholder of the Company, except as may be required under the applicable loan documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

THE COMPANY:

ADESTO TECHNOLOGIES CORPORATION

By:	/s/ Narbeh Derhacobian

Name:	Narbeh Derhacobian

Title:	President and Chief Executive Officer

Address:	1250 Borregas Avenue Sunnyvale, CA 94089

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

ARCH Venture Fund VI, L.P.
By:	ARCH Venture Partners VI, L.P.
Its:	General Partner
By:	ARCH Venture Partners VI, LLC
Its:	General Partner

By:	/s/ Keith Crandell
Its:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

ATA Ventures II, L.P., by its General Partner ATA Management II, LLC
ATA Affiliates Fund II, L.P., by its General Partner ATA Management II, LLC
ATA Investment Fund II, L.P., by its General Partner ATA Management II, LLC

By:	/s/ T. Peter Thomas
T. Peter Thomas, Managing Director

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Harris & Harris Group, Inc.

By:	/s/ Sandra M. Forman
Sandra M. Forman
General Counsel

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Applied Ventures, LLC

By:	/s/ J. Christopher Moran
Name:	J. Christopher Moran
Title:	Vice President and General Manager

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Adams Street 2006 Direct Fund, L.P.

By:	ASP 2006 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Thomas D. Berman
	Name:	Thomas D. Berman
	Title:	Partner

Adams Street 2007 Direct Fund, L.P.

By:	ASP 2007 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Thomas D. Berman
	Name:	Thomas D. Berman
	Title:	Partner

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Microchip Technology Incorporated

By:	/s/ Steve Drehobl

Name:	Steve Drehobl

Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

By:	/s/ Serge Dassault
Serge Dassault

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Altera Corporation

By:	/s/ William Hata

Name:	William Y. Hata

Title:	SVP Worldwide Operations and Engineering

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

INVESTORS

Investor
ARCH Venture Fund VI, L.P.

ATA Ventures II, L.P.

ATA Affiliates Fund II, L.P.

ATA Investment Fund II, L.P.

Harris & Harris Group, Inc.

Adams Street 2006 Direct Fund, L.P.

Adams Street 2007 Direct Fund, L.P.

Applied Ventures, LLC

Rambus Inc.

Microchip Technology Incorporated

ATEL Ventures, Inc.

Serge Dassault

Altis Semiconductor

Altera Corporation

Opus Bank